Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

March 7, 2012

Hewlett-Packard Company

2.600% Global Notes due September 15, 2017

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A3 (Moody’s Investors Service) / BBB+ (Standard & Poor’s) / A (Fitch Ratings)

Trade Date:	March 7, 2012

Settlement Date:	March 12, 2012

Maturity Date:	September 15, 2017

Aggregate Principal Amount Offered:	$1,500,000,000

Coupon:	2.600%

Price to Public (Issue Price):	99.985%

Benchmark:	UST 0.875% due February 28, 2017

Benchmark Yield:	0.853%

Spread to Benchmark:	+175 basis points

Re-offer Yield:	2.603%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning on September 15, 2012

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +30 basis points

CUSIP:	428236 BW2

Denominations:	$2,000 × $1,000

Joint Bookrunners:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

ING Financial Markets LLC

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (2) Citigroup Global Markets Inc. toll free at 1-877-858-5407, (3) HSBC Securities (USA) Inc. toll-free at 1-866- 811- 8049 or (4) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.